Exhibit 99.1

Enertopia Corporation Provides Technology and Solar Booster Patent Update

Kelowna, British Columbia--(Newsfile Corp. - September 12, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following update.

The Company reports that it has filed its response to the patent examiners objections on September 8th, 2023 with respect to our non-provisional patent application 17/751,305. We look forward to the examiners response in due course, and will keep all interested stakeholders updated as we hear back from the USPTO (United States Patent and Trademark Office).

Enertopia's Beta test site for patent application 17/751,305. Located in Escondido, California, at 2,100 feet in elevation.

Field testing of the Beta unit is currently underway. After the testing is completed, the Company will move onto our field beta testing for non-provisional patent application 17/ 888,320 (Rain Maker). We expect to file our response to the patent examiners objections no later than December 8th, 2023 with respect to the Rain Maker.

"The Enertopia team of consultants looks forward to continuing to move ahead on our developing Lithium and technology assets." Stated President Robert McAllister.

For additional project details please visit our website at https://enertopia.com/

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the drilling will result in an economic deposit or have any positive impact on Enertopia. There can be no assurance that the four pending patents will become patents and have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC and CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.